AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

May 10, 2007

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

REUNION INDUSTRIES, INC.

Common Stock, $0.01 Par Value

Commission File Number – 001-15739

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(i) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years; and

(b)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired.

2.

The Common Stock of Reunion Industries, Inc. (“Reunion” or the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net income (losses) as follows:

Fiscal years ended December 31,

Net Income/(loss)

2006

$5,387,000

2005

($2,420,000)

2004

($162,000)

2003

$2,640,000

2002

($12,859,000)

(b)

At December 31, 2006, the Company reported cash and cash equivalents of $1,575,000, a shareholders’ deficit of ($23,029,000) and a working capital deficit of ($39,300,000).

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On June 20, 2006, Reunion was notified by the Amex that following a review of the Company’s quarterly report on Form 10-Q for the period ended March 31, 2006, that it was no longer in compliance with Section 1003(a)(i) of the Company Guide with shareholders’ equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of its three most recent fiscal years, and Section 1003(a)(iv) of the Company Guide in that the Company was financially impaired. The Company was given the opportunity to submit a plan by July 20, 2006 outlining its plan to regain compliance with the Amex continued listing standards by December 31, 2006.

(b)

The Company submitted to Staff its plan to regain compliance on July 19, 2006 (the “Plan”). On September 21, 2006, the Exchange notified Reunion that its Plan made a reasonable demonstration of the Company’s ability to regain compliance with the continued listing standards by the end of the plan period, which was determined to be no later than December 31, 2006 to regain compliance with Section 1003(a)(iv) of the Company Guide and January 31, 2007 to regain compliance with Section 1003(a)(i) of the Company Guide (the “Plan Period”). In determining the appropriate period duration to grant the Company to regain compliance, Staff applied Commentary .01 of Section 1009 of the Company Guide. As such, Staff is able to truncate the 18-month period to regain compliance based on a company’s prior and continuous compliance history. In this regard, Staff took into consideration the fact that Reunion was previously non-compliant with the Exchange’s continued listing standards for nearly 18 months, beginning May 23, 2003, before conditionally regaining compliance on November 30, 2004.

(c)

On February 20, 2007, the Exchange notified Reunion that it had determined to initiate immediate delisting proceedings against the Company (the “Staff Determination”). The Staff Determination was based on the Company’s inability to repurchase its outstanding Senior Notes as outlined in its Plan, as well as its significant amount of debt in default and continued shareholders’ deficit at the end of the Plan Period.  As such, the Company was not in compliance with Section 1003(a)(iv) of the Company Guide because it failed to cure its financial impairment and Section 1003(a)(i) of the Company Guide with net losses in two out of its three most recent fiscal years and shareholders’ equity below $2 million.

(d)

On February 27, 2007, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, a written hearing to appeal the Staff Determination before a Listing Qualifications Panel of the Committee on Securities (the “Panel”).

(e)

On March 29, 2007, a hearing was conducted before the Panel through written submissions made by Staff and the Company.  By letter dated April 4, 2007, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its common stock on the Amex and to authorize delisting proceedings. The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(f)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. John M. Froehlich, Chief Financial Officer of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC